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                                                                    Exhibit 21.1
Significant Subsidiaries before the Merger*:

AECOM Merger Subsidiary Corporation, a Delaware corporation

Significant Subsidiaries after the Merger*:

Consoer, Townsend, Envirodyne Engineers, Inc., a Delaware corporation DMJMH+N, Inc., a California corporation
DMJM Aviation, Inc., a Delaware corporation
DMJM+HARRIS, Inc., a New York corporation
Metcalf & Eddy, Inc., a Delaware corporation
Turner Collie & Braden Inc., a Delaware corporation
Maunsell Geotechnical Services Ltd., a Hong Kong entity
Maunsell Consultants Asia Ltd., a Hong Kong entity
Oscar Faber plc, a United Kingdom entity

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*All of our subsidiaries conduct business under their legal names as stated
above.